Exhibit 10.2

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT is dated as of             , 2012, by and among L-3 Communications Holdings, Inc., a Delaware corporation (“L-3”), and Engility Holdings, Inc., a Delaware corporation (“Spinco” and, together with L-3, the “Parties”, and each individually, a “Party”).

WHEREAS, as of the date hereof, L-3 is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code (the “Affiliated Group”), and the members of the Affiliated Group have heretofore joined in filing consolidated federal Income Tax Returns;

WHEREAS, L-3 intends to distribute all of the outstanding shares of stock of Spinco pro rata to the holders of L-3 common stock in a transaction that qualifies under Section 355 of the Code; and

WHEREAS, as a result of the Distribution, the Parties desire to enter into this Tax Matters Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distribution and related transactions as contemplated in the Distribution Agreement and the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliated Group” is defined in the preamble hereof.

“Agreement” means this Tax Matters Agreement.

“Applicable Rate” is defined in the Distribution Agreement.

“Business Day” or “Business Days” means a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Covered Spinco State Income Tax Return” means any state or local Income Tax Return of Spinco or any Spinco Subsidiary for any taxable period ending on or before the Distribution Date that Spinco is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction.

“Consolidated Return” means any Income Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Income Tax Return filed under state or local Tax law with respect to which L-3 or any L-3 Subsidiary is the parent entity.

“Distribution” is defined in the Distribution Agreement.

“Distribution Agreement” means the agreement entitled “Distribution Agreement” entered into by L-3 and Spinco dated as of [    ], 2012.

“Distribution Date” means the Business Day on which the Distribution is effected.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition.

“Force Majeure” is defined in the Distribution Agreement.

“Included Party” is defined in Section 3.3(b).

“Income Tax” means any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” means all Tax Returns relating to Income Taxes.

“Indemnified Liability” means any liability subject to indemnification pursuant to Section 4.3.

“IRS” means the United States Internal Revenue Service.

“L-3” is defined in the preamble hereof.

“L-3 Business” is defined in the Distribution Agreement.

“L-3 Subsidiary” means any Subsidiary of L-3 other than Spinco or any Spinco Subsidiary.

“Opinion” means the opinion delivered by Simpson Thacher & Bartlett LLP pursuant to Section 3.03(c) of the Distribution Agreement.

“Other Tax” means any Tax other than an Income Tax.

“Party” is defined in the preamble hereof.

“Payment Period” is defined in Section 2.4(c).

“Preparing Party” is defined in Section 3.3(b).

“Prime Rate” is defined in the Distribution Agreement.

“Proceeding” means any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Prohibited Acts” is defined in Section 4.2.

“Restricted Period” means the two-year period commencing on the Distribution Date.

“Ruling” means the private letter ruling issued by the IRS to L-3 dated February 9, 2012 and any supplemental rulings related thereto.

“Spinco” is defined in the preamble hereof.

“Spinco Business” is defined in the Distribution Agreement.

“Spinco’s Share” is defined in Section 2.1(b).

“Spinco Subsidiary” means (i) any Subsidiary of Spinco after the Distribution Date and (ii) any Subsidiary of Spinco before the Distribution Date the successor of which is described in (i) above.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity or (iii) the title or function of general partner, or the right to designate the Person having such title or function.

“Stub Taxable Period” is defined in Section 3.3(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Package” is defined in Section 3.3(b).

“Tax Returns” means all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II. ALLOCATION OF TAX LIABILITIES

SECTION 2.1. Payment of Taxes.

(a) Income Taxes. With respect to any Income Tax Return required to be filed after the Distribution Date, the Party responsible for the filing thereof pursuant to Sections 3.1 and 3.2 shall pay to the relevant Taxing Authority all Taxes due or payable in connection with filing such Income Tax Return and shall be entitled to any refunds (including, for the avoidance of doubt, any similar credit or offset against Taxes) in connection therewith. Notwithstanding the foregoing, (i) L-3 shall be liable for, and shall be entitled to any refunds of, Taxes with respect to any Covered Spinco State Income Tax Return and (ii) with respect to any state or local Income Tax Return of Spinco or any Spinco Subsidiary for any taxable period that includes but does not end on the Distribution Date, L-3 shall be liable for, and shall be entitled to any refunds of, Taxes relating to the portion of the taxable period ending on or before the Distribution Date and Spinco shall be liable for, and shall be entitled to any refunds of, Taxes relating to the portion of the taxable period beginning after the Distribution Date. For the purpose of (ii) above, Taxes shall be apportioned between the two portions of such taxable period in accordance with the Closing of the Books Method.

(b) Adjusted Income Taxes. Notwithstanding Section 2.1(a), in the event of any subsequent adjustment to the amount of any Income Taxes relating to a taxable period beginning before the Distribution Date, Spinco shall be liable for its share of any increase in Taxes and shall be entitled to its share of any refunds (Spinco’s share of any increase in Taxes or refunds, “Spinco’s Share”), and L-3 shall be liable for all other increases in Taxes and shall be entitled to all other refunds. Spinco’s Share shall be determined in the reasonable discretion of L-3 in accordance with the following principles:

(i) In the case of any Income Tax Return that relates solely to the Spinco Business, Spinco’s Share shall include any increase in Taxes or refunds attributable to such Income Tax Return; and

(ii) In the case of any Income Tax Return that relates to both the Spinco Business and the L-3 Business, Spinco’s Share shall be determined by comparing the amount of Taxes with respect to such Income Tax Return attributable to (x) Tax items relating to the Spinco Business and (y) Tax items not specifically related to either the Spinco Business or the L-3 Business (including, without limitation, corporate overhead) allocable to Spinco based on a methodology reasonably determined by L-3 with and without the adjustments relating to the items listed in (x) and (y) above.

(c) Other Taxes. Spinco shall be liable for, and shall be entitled to any refunds of, all Other Taxes (excluding any such Taxes covered by Section 4.4 (g)) which Spinco or any Spinco Subsidiary is required to pay, or is entitled to receive, after the Distribution Date under applicable law. L-3 shall be liable for, and shall be entitled to any refunds of, all Other Taxes (excluding any such Taxes covered by Section 4.4 (g)) which L-3 or any L-3 Subsidiary is required to pay, or is entitled to receive, after the Distribution Date under applicable law.

(d) Distribution Taxes. Notwithstanding anything in this Section 2.1 to the contrary, and except as provided in Article IV, L-3 shall be liable for, and shall be entitled to any refunds of, any Income Taxes imposed or incurred as a result of (i) the Distribution failing to qualify under Section 355 of the Code, (ii) the stock of Spinco distributed in the Distribution failing to be treated as qualified property pursuant to Section 355(d) or 355(e) of the Code or (iii) L-3 otherwise recognizing any gain in connection with the Distribution (including, for the avoidance of doubt, the related internal transactions described in the Ruling).

(e) State Combinations. Notwithstanding anything in this Section 2.1 to the contrary, L-3 shall be liable for any incremental state Income Taxes, and shall be entitled to receive the benefit of any reduction in state Income Taxes, resulting from a Final Determination after the Distribution Date requiring L-3 or any of its Subsidiaries (including, for the avoidance of doubt, Subsidiaries of L-3 before the Distribution Date) that file on a separate basis to file a combined, consolidated, or unitary group Tax Return for a taxable period beginning before the Distribution Date.

SECTION 2.2. Indemnity.

(a) Subject to Article IV, L-3 shall indemnify Spinco from all liability for Taxes for which L-3 is responsible pursuant to Section 2.1.

(b) Spinco shall indemnify L-3 from all liability for Taxes for which Spinco is responsible pursuant to Section 2.1.

(c) Unless otherwise agreed in writing, the indemnifying Party shall pay to the indemnified Party the amount required to be paid pursuant to Section 2.2(a) or (b) above within fifteen (15) days of being notified of the amount due by the indemnified Party, but no earlier than two Business Days prior to the date payment of such amount is required to be made to the applicable Taxing Authority. The notice by the indemnified Party requesting such payment shall be accompanied by the calculations and other information used to determine the indemnifying Party’s obligations hereunder. Such payment shall be paid by the indemnifying Party to the indemnified Party by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.

SECTION 2.3. Contests.

(a) Subject to Article IV, the sole right to control the conduct of any Proceeding shall belong to the Party responsible, pursuant to Sections 3.1 and 3.2, for the filing of the Tax Return to which such Proceeding relates; provided, however, that any Income Tax Proceeding commencing before the Distribution Date shall be controlled and directed exclusively by L-3.

(b) After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.2 or could reasonably be expected to have an adverse Tax effect on the other Party. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

SECTION 2.4. Treatment of Payments; After Tax Basis.

(a) L-3 and Spinco agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.4(c)) pursuant to this Agreement as either a capital contribution or a distribution, as the case may be, between L-3 and Spinco occurring immediately prior to the Distribution. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 2.4(c)) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

(b) To the extent that any liability for Taxes, that is subject to indemnification under Section 2.2, gives rise to a deduction, credit or other Tax benefit to the indemnified Party, the amount of any payment made under Section 2.2 shall be decreased by taking into account any actual reduction in Taxes of the indemnified Party resulting from such Tax benefit. If a reduction in Taxes of the indemnified Party occurs in a taxable period following the period in which the indemnification payment is made, the indemnified Party shall promptly repay the indemnifying Party the amount of such reduction when actually realized.

(c) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate of simple interest per annum equal to the Applicable Rate. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE III. PREPARATION AND FILING OF TAX RETURNS

SECTION 3.1. L-3’s Responsibility for the Preparation and Filing of Tax Returns.

(a) L-3 shall prepare or cause to be prepared (i) all Consolidated Returns, (ii) all other Tax Returns that it is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction and (iii) all Covered Spinco State Income Tax Returns. L-3 shall file or cause to be filed all Tax Returns referred to in (i) and (ii) above and shall submit all Tax Returns referred to in (iii) above to Spinco for filing pursuant to Section 3.2.

(b) To the extent that Spinco or any Spinco Subsidiary is included in any Consolidated Return for a taxable period that includes the Distribution Date, L-3 shall include in such Consolidated Return the results of Spinco and the Spinco Subsidiaries on the basis of the closing of the books method as provided in Treas. Reg. Section 1.1502-76(b)(2)(i).

SECTION 3.2. Spinco’s Responsibility for the Preparation and Filing of Tax Returns. Spinco shall prepare or cause to be prepared all Tax Returns that it is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction, other than Covered Spinco State Income Tax Returns. Spinco shall file or cause to be filed all Tax Returns that it is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction (including, for the avoidance of doubt, all Covered Spinco State Income Tax Returns prepared by L-3 pursuant to Section 3.1(a)).

SECTION 3.3. Manner of Preparation.

(a) To the extent permitted by law, any taxable period of Spinco or any Spinco Subsidiary for any state or local Income Tax purposes that would otherwise include but not end on the Distribution Date shall be bifurcated into two separate taxable periods, one ending on the Distribution Date and the other beginning on the day following the Distribution Date (each a “Stub Taxable Period”), and a separate Income Tax Return for each Stub Taxable Period shall be prepared and filed by the Party responsible for such preparation and filing pursuant to Sections 3.1 and 3.2.

(b) To the extent any Tax Return required to be prepared by L-3 pursuant to Section 3.1 contains items relating to the Spinco Business or any Tax Return required to by prepared by Spinco pursuant to Section 3.2 contains items relating to the L-3 Business, the Party not responsible for preparing such Tax Return (the “Included Party”) shall, at its own cost and expense, prepare and deliver to the Party responsible for preparing such Tax Return (the “Preparing Party”) a true and correct accounting of all relevant Tax Items relating to the Included Party (or any of its Subsidiaries) for the taxable period covered by such Tax Return (a “Tax Package”). Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. In the event an Included Party does not fulfill its obligations pursuant to this Section 3.3(b), the Preparing Party shall be entitled, at the sole cost and expense of the Included Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return.

(c) All Tax Returns for taxable periods beginning before the Distribution Date that are required to be filed after the Distribution Date shall be prepared in a manner consistent with past practices and the Preparing Party shall, at the Included Party’s request, share with the Included Party any part of such Tax Returns relating to the Included Party (or any of its Subsidiaries) after the filing thereof.

(d) All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Ruling and the Opinion, or any other rulings obtained from other Taxing Authorities in connection with the Distribution (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Sections 3.1 and 3.2. In the absence of a Final Determination to the contrary or a change in law, all Income Tax Returns of Spinco and its Subsidiaries for taxable periods beginning before the Distribution Date shall be prepared consistent with the Tax Returns of the Affiliated Group.

(e) Except to the extent required by law, Spinco shall not amend any Income Tax Return relating to a taxable period (or portion thereof) ending on or before to the Distribution Date without the written consent of L-3, not to be unreasonably withheld.

SECTION 3.4. Carrybacks. To the extent permitted by law, Spinco and its Subsidiaries shall elect to forego a carryback of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. Notwithstanding anything herein to the contrary, Spinco and its Subsidiaries shall not have any right to receive the benefit of any carryback of Tax attributes created in a taxable period beginning after the Distribution Date into a Consolidated Return.

SECTION 3.5. Retention of Records; Access.

(a) L-3 and Spinco shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by L-3 or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by L-3 or Spinco.

(b) L-3 and Spinco shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by L-3 or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by L-3 or Spinco and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either L-3 or Spinco.

(c) The obligations set forth above in Sections 3.5(a) and 3.5(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.6. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article XI of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV. DISTRIBUTION AND RELATED TAX MATTERS

Notwithstanding anything herein to the contrary, the provisions of this Article IV shall govern all matters among the parties hereto related to an Indemnified Liability.

SECTION 4.1. Compliance with the Ruling and the Opinion. L-3 and Spinco hereby confirm and agree to comply with any and all covenants, agreements and representations in the Ruling and the Opinion applicable to L-3 and Spinco, respectively.

SECTION 4.2. Opinion Requirement for Major Transactions Undertaken by Spinco During the Restricted Period. Other than pursuant to the transactions contemplated by the Distribution Agreement, Spinco agrees that during the Restricted Period it will not (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, or sell or transfer any portion of Spinco’s assets that would violate the “continuity of business enterprise” requirement of Treas. Reg. Section 1.368-1(d), (iv) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, (v) cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code, (vi) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in Sections 4.2(i)-(iv) (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances (pursuant to the exercise of options or otherwise), option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, or a series of such transactions or events, but excluding the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Spinco representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code, or (vii) take any other action , or permit any Spinco Subsidiary to take any such action, where the taking of such action could reasonably be expected to cause the Distribution to fail to qualify under Section 355 of the Code or cause the stock of Spinco distributed in the Distribution to fail to be treated as qualified property pursuant to Section 355(e) of the Code (the acts listed in (i)-(vii) collectively, the

“Prohibited Acts”). Notwithstanding the foregoing, Spinco may take any of the Prohibited Acts, subject to Section 4.3, if (x) Spinco first obtains (at its expense) an opinion in form and substance reasonably acceptable to L-3 of a nationally recognized law firm or a “big four” accounting firm reasonably acceptable to L-3, which opinion may be based on usual and customary factual representations (reasonably acceptable to L-3) or (y) at Spinco’s request, L-3 (at the expense of Spinco) obtains a supplemental ruling from the IRS, that such Prohibited Act or Acts, and any transaction related thereto, will not (a) affect any of the conclusions set forth in the Ruling, including (i) the qualification of the Distribution and certain internal transactions preceding the Distribution under Sections 355 and 368 of the Code and (ii) the nonrecognition of gain to L-3 in the Distribution, or (b) cause the stock of Spinco distributed in the Distribution to fail to be treated as qualified property pursuant to Sections 355(d) or 355(e) of the Code. Spinco may also take any of the Prohibited Acts, subject to Section 4.3, with the consent of L-3 in its sole and absolute discretion. During the Restricted Period, Spinco shall provide all information reasonably requested by L-3 relating to any transaction involving an acquisition (directly or indirectly) of Spinco stock within the meaning of Section 355(e) of the Code.

SECTION 4.3. Indemnification by Spinco. If, after the Distribution, Spinco or any of its Affiliates takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.2 of this Agreement, or if there is a breach by Spinco of Section 4.1 hereof, or if there is any direct or indirect acquisition of Spinco stock, and as a result (i) the Distribution shall fail to qualify under Section 355 of the Code, (ii) the stock of Spinco distributed in the Distribution shall fail to be treated as qualified property pursuant to Section 355(d) or 355(e) of the Code or (iii) L-3 otherwise recognizes any gain in connection with the Distribution (including, for the avoidance of doubt, the related internal transactions described in the Ruling), then Spinco shall indemnify and hold harmless L-3 against any and all Taxes imposed upon or incurred by L-3 (and any Taxes of L-3 shareholders to the extent L-3 is liable with respect to such Taxes, whether to a Taxing Authority, to a shareholder or to any other person) as a result, unless such Taxes would, in any event, have been imposed upon or incurred by L-3 without regard to such actions, breaches or events, as determined at such time. L-3 shall be indemnified and held harmless under this Section 4.3 without regard to whether an opinion or supplemental ruling pertaining to the action pursuant to Section 4.2 was obtained, and without regard to whether L-3 gave its consent to such action pursuant to Section 4.2 or otherwise.

SECTION 4.4. Procedural Matters.

(a) Notice. If either Spinco or L-3 receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in an Indemnified Liability, the Party receiving such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay by L-3 in so notifying Spinco shall not relieve Spinco of any liability to L-3 hereunder except to the extent Spinco is materially and adversely prejudiced by such delay. L-3 undertakes and agrees that from and after such time as L-3 obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), L-3 shall (i) notify Spinco thereof, provided that any delay by L-3 in so notifying Spinco shall not relieve Spinco of any liability to L-3 hereunder except to the extent Spinco is materially and adversely prejudiced by such delay, (ii) consult with Spinco from time to time as to the conduct of such investigation or inquiry, (iii) provide Spinco with copies of all correspondence between L-3 or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry and (iv) cooperate with Spinco to permit a representative (reasonably satisfactory to L-3) of Spinco to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided, that any costs relating to Spinco’s representation at such meetings shall be borne by Spinco.

(b) Tax Proceedings Controlled by L-3. With respect to any Proceeding that may result in an Indemnified Liability, L-3 shall assume and direct the defense or settlement of such Proceeding, provided that Spinco shall be entitled to participate in such Proceeding at its own cost and expense; provided, however, that L-3 shall not settle, compromise or concede any such Proceeding without Spinco’s consent, not to be unreasonably withheld.

(c) Tax Proceedings Controlled by Spinco. If Spinco withholds consent to the settlement, compromise or concession of any Proceeding that is the subject of Section 4.4(b), Spinco may, upon confirmation in writing to L-3 that the liability asserted in such Proceeding would, if imposed upon or incurred by L-3 or its Subsidiaries, be an Indemnified Liability, assume and direct the defense or settlement of the Proceeding, subject to the participation and consultation of L-3, provided that, if L-3 reasonably determines that Spinco has failed to prosecute the Proceeding in a reasonable and diligent manner, L-3 may (at Spinco’s expense and subject to the provisions in Section 4.4(d)) reassume and direct the defense or settlement of the Proceeding. The following provisions shall apply to any Proceeding control of which is assumed by Spinco pursuant to the preceding sentence.

        (i) Upon request, during the course of the Proceeding, Spinco shall from time to time furnish L-3 with evidence reasonably satisfactory to L-3 of its ability to pay the full amount of the Indemnified Liability. If at any time during such Proceeding, L-3 reasonably determines, after due investigation, that Spinco may not be able to pay the full amount of the Indemnified Liability, if required, then Spinco shall be required to furnish a guarantee or performance bond satisfactory to L-3 in an amount equal to the amount of the Indemnified Liability asserted by the Taxing Authority. If Spinco fails to furnish such guarantee or bond, L-3 may reassume control of the Proceedings in accordance with Section 4.4(d).

        (ii) Spinco shall pay all expenses directly related to the Indemnified Liability, including but not limited to reasonable fees for attorneys, accountants, expert witnesses or other consultants retained by it.

        (iii) L-3 shall, at Spinco’s sole cost (including but not limited to any reasonable out-of-pocket costs incurred by L-3), take such action as Spinco may reasonably request (including but not limited to the execution of powers of attorney for one or more persons designated by Spinco) in contesting the Indemnified Liability. Spinco shall, on a timely basis, keep L-3 informed of all developments in the Proceeding and provide L-3 with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

        (iv) Subject to satisfaction of the conditions herein set forth, Spinco may direct L-3 to settle the Indemnified Liability on such terms and for such amount as Spinco may direct. L-3 may condition such settlement on receipt, prior to the settlement, from Spinco of the indemnity payment with respect to the Indemnified Liability less any amounts to be paid directly by Spinco to the Taxing Authority. Spinco may direct L-3, at Spinco’s expense, to pay an asserted deficiency for the Indemnified Liability out of funds provided by Spinco, and to file a claim for refund.

If Spinco withholds consent to the settlement, compromise or concession of any Proceeding that is the subject of Section 4.4(b) and does not assume control of such Proceeding pursuant to this Section 4.4(c) within thirty (30) days following the request by L-3 for such consent, such Proceeding shall be controlled and directed exclusively by L-3

(d) Resumption by L-3 of Control of Tax Proceedings. With respect to any Proceeding control of which is assumed by Spinco pursuant to Section 4.4(c), should (i) Spinco fail within thirty (30) days following request therefor to furnish to L-3 evidence of its ability to pay the full amount of the Indemnified Liability, (ii) L-3 reasonably believe after due investigation that Spinco may not be able to pay the full amount of the Indemnified Liability, if required, and Spinco fails to furnish a guarantee or performance bond satisfactory to L-3 in an amount equal to the amount of the Indemnified Liability then being asserted by the Taxing Authority, or (iii) L-3 reasonably determine that Spinco has failed to prosecute the Proceeding in a reasonable and diligent manner, then L-3 may reassume control of the Proceeding and may settle such Proceeding in its discretion.

(e) Time and Manner of Payment. Unless otherwise agreed in writing, Spinco shall pay to L-3 the amount with respect to an Indemnified Liability (less any amount paid directly by Spinco to the Taxing Authority or made available to L-3 under Section 4.4(d)) at least two Business Days prior to the date payment of the Indemnified Liability is required to be made to the Taxing Authority. Such payment shall be paid by Spinco to L-3 by wire transfer of immediately available funds to an account designated by L-3 by written notice to Spinco prior to the due date of such payment.

(f) Refund of Amounts Paid by Spinco. Should L-3 or any other member of the Affiliated Group receive a refund in respect of amounts paid by Spinco to any Taxing Authority on L-3’s behalf or paid by Spinco to L-3 for payment to a Taxing Authority with respect to an Indemnified Liability, or should any such amounts that would otherwise be refundable to L-3 be applied or credited by the Taxing Authority to obligations of L-3 unrelated to an Indemnified Liability, then L-3 shall, promptly following receipt (or notification of credit), remit such refund (including any statutory interest that is included in such refund or credited amount) to Spinco.

(g) Transfer Taxes. Notwithstanding anything herein to the contrary, L-3 shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Distribution.

(h) Cooperation. Subject to the provisions of Section 3.6, L-3 and Spinco shall reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an Indemnified Liability. L-3 and Spinco agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.4(h) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

(i) Supplemental Rulings. L-3 shall provide Spinco a copy of and an opportunity to comment upon any supplemental ruling sought from the IRS with respect to the Ruling and no supplemental ruling request shall be made without Spinco’s consent if such supplemental ruling would materially expand Spinco’s indemnification obligations under Section 4.3.

ARTICLE V. MISCELLANEOUS

SECTION 5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, email, hand delivery or overnight courier, and (b) three Business Days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

If to L-3, to:

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

Attention: Steven M. Post, General Counsel

Fax: (212) 805-5306

Email: steve.post@L-3com.com

If to Spinco, to:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

Attention: Tom Miiller

Fax: (703) 708-5703

Email: tom.miiller@engilitycorp.com

Either Party may, by written notice delivered to the other Party in accordance with this Section 5.1, change the address to which delivery of any notice shall thereafter be made.

SECTION 5.2. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

SECTION 5.3. Entire Agreement. This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

SECTION 5.4. Assignment; Successors and Assigns. Neither of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

SECTION 5.5. Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.6. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York or any federal court with subject matter jurisdiction located in the Southern District of New York (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than such courts.

SECTION 5.7. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

SECTION 5.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

SECTION 5.9. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third-parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.10. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

SECTION 5.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

L-3 COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

ENGILITY HOLDINGS, INC.

By:
Name:
Title: